UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 3, 2015
Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
Oxford, Massachusetts 01540
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.01 Director Compensation

On April 3, 2015, the Board of Directors of the IPG Photonics Corporation (the "Company") approved amendments to the IPG Photonics Corporation Non-Employee Director Compensation Plan (as amended, the "Director Compensation Plan"). Effective at the 2015 Annual Meeting of Stockholders to be held June 2, 2015 (the "2015 Annual Meeting"), each continuing non-employee director will receive a dollar value annual grant of equity totaling $250,000. Of this award, one-third will be service-based stock options and two-thirds will be service-based restricted stock units. This will be in lieu of the current annual grant to continuing directors of 6,500 options to purchase common stock and restricted stock units for 1,100 shares of common stock. Under the amendments, neither vesting of the equity award nor cash compensation changes.
The foregoing descriptions of the amendments to the Director Compensation Plan do not purport to be complete and are qualified in their entirety by reference to the Director Compensation Plan, a copy of which is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events
On April 3, 2015, the Board of Directors of the Company approved amendments to the IPG Photonics Corporation 2006 Stock Incentive Plan (as amended, the "Amended Plan"). The Company plans to submit the Amended Plan for stockholder approval at its 2015 Annual Meeting.
The Company previously adopted, and stockholders most recently approved at the Company's 2011 annual meeting of stockholders, the 2006 Incentive Compensation Plan, as amended (the "Current Plan"), which provided for the grant of awards similar to those available under the Amended Plan. The Company is not requesting its stockholders to authorize additional new shares under the Current Plan. However, the Company is submitting the Amended Plan to stockholders for approval to extend the termination date for the Current Plan (which expires February 28, 2016), to approve certain other amendments and in order to satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Amended Plan is modeled after and is substantially similar to the Current Plan. The substantive changes to the Current Plan, which primarily are inserted to allow the Company to continue to grant equity awards to employees and other individuals essential for the Company's success, comply with updated laws and to incorporate certain best practices in executive compensation. The Amended Plan extends the term of the Amended Plan to June 2, 2025. Also under the Amended Plan, 194,919 shares originally authorized and approved for issuance, but not awarded, under the IPG Photonics Corporation Non-Employee Director Stock Plan, as amended (the "Director Stock Plan"), would be available for issuance under the Amended Plan.
If the Amended Plan is approved by stockholders, the aggregate number of shares that would be authorized for issuance under the Amended Plan would be 10,279,192 shares, which is equal to the sum of (i) 10,000,000, which is the aggregate number of shares previously authorized and approved for issuance under the Current Plan as of the 2011 annual meeting of stockholders, (ii) 84,273 shares previously authorized and approved for issuance, but not awarded, under the IPG Photonics 2000 Incentive Compensation Plan, and subsequently rolled into the Current Plan and (iii) 194,919 shares previously authorized and approved for issuance (but not yet awarded) under the Director Stock Plan, which will be rolled into the Amended Plan. Of these 10,279,192 shares, 5,119,868 shares would remain available for issuance after April 6, 2015.
The Amended Plan enables the Company to continue to make stock-based and non-stock awards to its eligible employees, non-employee directors and independent contractors. The Amended Plan provides for the grant of: (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) stock units; (vi) performance shares; (vii) performance units; (viii) cash awards; or (ix) any combination of the foregoing. The purpose of the Amended Plan is to motivate employees, non-employee directors and independent contractors by providing an opportunity to acquire cash or equity incentive awards, and to provide a means through which the Company, its affiliates and group companies may attract the highest-quality individuals to enter employment or engagement with the Company or its affiliates and to align the interests of such individuals with the Company's stockholders.
The foregoing descriptions of the Amended Plan do not purport to be complete and are qualified in their entirety by reference to the Amended Plan, a copy of which is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	IPG Photonics Corporation Non-Employee Director Compensation Plan, as amended.
Exhibit 10.2	IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION
April 7, 2015	/s/Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	IPG Photonics Corporation Non-Employee Director Compensation Plan, as amended.
Exhibit 10.2	IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended.